Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2022 FIRST QUARTER FINANCIAL RESULTS

•	Fiscal 2022 first quarter net sales increased $65.1 million or 90.4% year-over-year.
•	Fiscal 2022 first quarter operating loss of $0.4 million, a $7.7 million year-over-year improvement.
•	Fiscal 2022 net income attributable to VOXX of $2.7 million, an $11.0 million year-over improvement.
•	Fiscal 2022 Adjusted EBITDA of $8.3 million, an $11.5 million year-over-year improvement.

ORLANDO, FL. – July 12, 2021 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2022 first quarter ended May 31, 2021.

Commenting on the Company’s Fiscal 2022 first quarter results and business momentum, Pat Lavelle, President and Chief Executive Officer stated, “We reported strong top-line growth with all of our business segments up year-over-year. We also generated positive net income and Adjusted EBITDA compared to losses in last year’s fiscal first quarter, up $11.0 million and $11.5 million, respectively. This was in spite of higher supply chain expenses given industry-wide shortages and delays. We expect higher supply chain costs and shipping delays to impact the fiscal second quarter, and we still anticipate growth, but less than initially anticipated. We instituted price increases to offset the cost of doing business and we will start to realize the positive impact in our fiscal 2022 second quarter, and more so in the second half of the year. We believe we’ve taken the right steps to ensure we have the inventory on hand to meet customer demand in our all-important fiscal third quarter and our positive outlook for the second half of the year has not changed.”

Lavelle continued, “There has been a lot of positive activity in Fiscal 2022. We reached an agreement to acquire Onkyo’s Home Entertainment A/V business, set up a joint venture with Sharp to close this transaction, and signed a new licensing agreement with Pioneer Corporation to manufacture and distribute the Pioneer and Pioneer Elite brands for home audio/video products. These are big milestones for our Premium Audio Company and if all closes as planned, we should generate approximately $50 million in sales this fiscal year, with significant growth opportunities in the coming years. We also won smaller automotive OEM awards with Nissan and Volvo, and we were advised by Stellantis that we should receive awards for a newly designed in-vehicle entertainment system and displays shortly. These programs we are working on could generate over $75 million in new, incremental business over a three-year period. Our distribution agreement with GalvanEyes will be presented to stockholders at our Annual Meeting later this month and if approved, would strengthen EyeLock’s distribution and reach, and its financial performance.”

Onkyo Home Entertainment Corporation Transaction

On April 29, 2021, the Company signed a Letter of Intent to acquire the home audio/video business of Onkyo Home Entertainment Corporation (“Onkyo”), along with Sharp Corporation (“Sharp”) as its partner. On May 28, 2021, the Company and Sharp signed an asset purchase agreement to jointly acquire Onkyo’s home a/v business for a total purchase price of $30.8 million, plus the assumption of certain liabilities. The agreement was approved at Onkyo’s ordinary general meeting of shareholders on June 25, 2021, and on June 28, 2021, the Company

announced that it had entered into a joint venture with Sharp to execute the transaction. Finalization of the proposed transaction is subject to customary and regulatory closing conditions and is expected to be completed by August 30, 2021.

VOXX International Corporation Reports its Fiscal 2022 First Quarter Results

Distribution Agreement with GalvanEyes LLC

On April 29, 2021, EyeLock LLC entered into a three-year exclusive distribution agreement (the “Agreement”) with GalvanEyes LLC (“GalvanEyes”), a Florida LLC managed by the Company’s largest stockholder, Mr. Beat Kahli. The Agreement provides that GalvanEyes will become the exclusive distributor of EyeLock products in the EU, Switzerland, Puerto Rico, Malaysia, and Singapore with the exception of any existing customer relationships. GalvanEyes was also granted exclusive distribution rights in the United States for the residential real estate market and specific U.S. Government agencies, and non-exclusive distribution rights in all other territories and verticals with the Company’s consent. In consideration of the grant of exclusivity, GalvanEyes has agreed to pay EyeLock $10.0 million in the form of an annual fee of up to $5.0 million, with payments made on a quarterly basis. Any gross profit generated by GalvanEyes on the sale of EyeLock LLC products by GalvanEyes will be deducted from the annual fee.

The transaction is subject to certain closing conditions, including formal approval by the Board of Directors and approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held on July 29, 2021.

Fiscal 2022 and Fiscal 2021 First Quarter Comparisons

Net sales in the Fiscal 2022 first quarter ended May 31, 2021, were $137.1 million as compared to net sales of $72.0 million in the Fiscal 2021 first quarter ended May 31, 2020, an increase of $65.1 million or 90.4%. The Company reported year-over-year increases in all reporting segments for the comparable Fiscal periods.

•

Automotive Electronics segment net sales in the Fiscal 2022 first quarter were $42.7 million as compared to $17.3 million in the comparable year-ago period, an increase of $25.4 million or 146.9%. OEM product sales were $14.9 million as compared to $7.7 million and aftermarket product sales were $27.7 million as compared to $9.6 million for the Fiscal 2022 and Fiscal 2021 first quarter periods, respectively. Driving the year-over-year improvements were new sales associated with the Company’s acquisition of DEI, which occurred in the Fiscal 2021 second quarter, higher sales of OEM and aftermarket rear-seat entertainment solutions, and an increase in sales of automotive safety and security products. This was partially offset by lower OEM remote start product sales due to industrywide, global semiconductor shortages.

•

Consumer Electronics segment net sales in the Fiscal 2022 first quarter were $94.1 million as compared to $54.5 million in the comparable year-ago period, an increase of $39.6 million or 72.6%. Premium Audio product sales were $71.6 million as compared to $34.5 million and other Consumer Electronics products sales were $22.5 million as compared to $20.0 million when comparing the Fiscal 2022 and Fiscal 2021 first quarter periods. The primary drivers were higher product sales in the premium home theater, subwoofer, premium mobility, and premium wireless audio categories; new sales of premium wireless computer speaker systems and other Bluetooth speakers; higher volume of products sold through new distribution channels; and an increase in sales through 11 Trading Company LLC (“11 TC”), a newly formed subsidiary in the Fiscal 2021 second quarter; and higher e-commerce sales. The Company also had higher sales of wireless speakers, remotes, karaoke products, and nursery products domestically, and an increase in sales of premium audio and accessory products in Europe, as many COVID-19 restrictions were lifted.

•

Biometrics segment net sales in the Fiscal 2022 first quarter were approximately $0.2 million, an increase of $0.1 million or 111.3% as compared to $0.1 million in the comparable year-ago period. The year-over-year increase was primarily related to higher sales of the Company’s NIXT product, which was introduced in the second half of Fiscal 2021.

VOXX International Corporation Reports its Fiscal 2022 First Quarter Results

The gross margin in the Fiscal 2022 first quarter was 26.8% as compared to 27.7% in the Fiscal 2021 first quarter, a decline of 90 basis points. While gross margin was down year-over-year, consolidated gross profit increased by $16.7 million or 83.7%.

•	Automotive Electronics segment gross margin of 27.0% as compared to 17.7%, up 930 basis points.
•	Consumer Electronics segment gross margin of 26.6% as compared to 30.9%, down 430 basis points.
•	Biometrics segment gross margins of 19.5% as compared to negative gross margins of 22.7%.

Total operating expenses in the Fiscal 2022 first quarter were $37.1 million as compared to $28.0 million in the comparable Fiscal 2021 period, an increase of $9.0 million. As a percentage of net sales, operating expenses were 27.0% in the Fiscal 2022 first quarter as compared to 39.0% in the comparable period last year.

•

Selling expenses increased by $2.9 million when comparing the periods ended May 31, 2021, and May 31, 2020. The Company incurred higher salary and commission expenses, due to the absence of COVID-19 related furloughs and salary and bonus reductions that were present in the Fiscal 2021 first quarter. The increase was also due to additional headcount related to the creation of the Company’s DEI and 11 TC subsidiaries, and higher advertising expenses.

•

General and administrative expenses increased by $4.4 million when comparing the periods ended May 31, 2021, and May 31, 2020. Professional fees increased approximately $2.6 million and was the primary driver for the year-over-year increase. This was principally due to the asset purchase agreement signed with Onkyo, the joint venture with Sharp Corporation, increased litigation fees, and consulting fees related to the distribution agreement with GalvanEyes LLC, and legal and professional fees related to the DEI and 11 TC subsidiaries.

•

Engineering and technical support expenses increased by $1.7 million for the comparable Fiscal 2022 and Fiscal 2021 first quarter periods, with approximately $1.3 million related to the DEI subsidiary, reimbursement of engineering labor expenses incurred in prior periods, the absence of furloughs, and pay reductions related to COVID-19 that were in place during the three months ended May 31, 2020. The Company also incurred higher research & development expenses in support of new, Automotive and Biometrics segment programs.

The Company reported an operating loss in the Fiscal 2022 first quarter of $0.4 million as compared to an operating loss of $8.1 million in the Fiscal 2021 first quarter, a $7.7 million year-over-year improvement.

Total other income, net, for the three months ended May 31, 2021, was $2.6 million as compared to total other income, net, of $0.7 million for the three months ended May 31, 2020. The primary driver was a $1.9 million improvement in equity in income of equity investees, which relates to higher sales and net income from the Company’s 50% non-controlling interest in ASA Electronics, LLC (“ASA”), among other factors.

Net income attributable to VOXX International Corporation in the Fiscal 2022 first quarter was $2.7 million as compared to a net loss attributable to VOXX International Corporation of $8.3 million in the comparable Fiscal 2021 period, a year-over-year improvement of $11.0 million. On a per share basis, the Company reported basic and diluted net income per share attributable to VOXX International Corporation of $0.11 in the Fiscal 2022 first quarter as compared to a basic and diluted net loss per common share attributable to VOXX International Corporation of $0.34 in the comparable Fiscal 2021 period.

VOXX International Corporation Reports its Fiscal 2022 First Quarter Results

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2022 first quarter was $6.4 million as compared to an EBITDA loss in the Fiscal 2021 first quarter of $3.3 million, an improvement of $9.7 million. Adjusted EBITDA in the Fiscal 2022 first quarter was $8.3 million as compared to an Adjusted EBITDA loss in the Fiscal 2021 first quarter of $3.2 million, an improvement of $11.5 million.

Balance Sheet Update

As of May 31, 2021, the Company had cash and cash equivalents of $36.7 million as compared to $59.4 million as of February 28, 2021. Total debt as of May 31, 2021, was $7.0 million as compared to total debt of $7.1 million as of February 28, 2020. The only debt outstanding as of February 28, 2021, related to the Company’s domestic mortgage in Florida. Total long-term debt, net of debt issuance costs as of May 31, 2021, was $5.3 million as compared to total long-term debt, net of debt issuance costs of $6.0 million as of February 28, 2021.

Conference Call Information

VOXX International Corporation will be hosting its conference call and webcast on Tuesday, July 13, 2021, at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com and clicking on the webcast in the Investor Relations section or via teleconference using the information below.

•	Toll-free number: 877-303-9079 / International number: 970-315-0461 / Conference ID: 4695896

A webcast and teleconference replay will be available approximately one hour after the completion of the call.

Replay Information

•	Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 4695896

Non-GAAP Measures

EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net income (loss) attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, acquisition costs, certain non-routine legal and professional fees, and life insurance proceeds. Depreciation, amortization, and stock-based compensation are non-cash items.

We present EBITDA and Adjusted EBITDA in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

VOXX International Corporation Reports its Fiscal 2022 First Quarter Results

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2021, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

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VOXX International Corporation and Subsidiaries Consolidated Balance Sheets

(In thousands, except share and per share data)

	May 31, 2021	February 28, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,710	$59,404
Accounts receivable, net	95,498	106,165
Inventory	137,723	130,793
Receivables from vendors	357	277
Prepaid expenses and other current assets	26,864	22,266
Income tax receivable	440	434
Total current assets	297,592	319,339
Investment securities	1,685	1,777
Equity investment	23,145	23,267
Property, plant and equipment, net	51,659	52,026
Operating lease, right of use asset	4,559	4,572
Goodwill	57,408	58,311
Intangible assets, net	88,699	90,104
Deferred income tax assets	101	99
Other assets	990	1,323
Total assets	$525,838	$550,818
Liabilities, Redeemable Equity, and Stockholders' Equity
Current liabilities:
Accounts payable	$46,320	$61,826
Accrued expenses and other current liabilities	47,893	53,392
Income taxes payable	1,868	1,587
Accrued sales incentives	21,029	25,313
Contract liabilities, current	4,005	4,178
Current portion of long-term debt	500	500
Total current liabilities	121,615	146,796
Long-term debt, net of debt issuance costs	5,260	5,962
Finance lease liabilities, less current portion	229	302
Operating lease liabilities, less current portion	3,540	3,582
Deferred compensation	1,685	1,777
Deferred income tax liabilities	7,010	6,645
Other tax liabilities	1,079	1,170
Other long-term liabilities	4,422	5,255
Total liabilities	144,840	171,489
Commitments and contingencies
Redeemable equity	3,226	3,260
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,476,847 and 24,416,194 shares issued and 21,727,629 and 21,666,976 shares outstanding at May 31, 2021 and February 28, 2021, respectively	245	245
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both May 31, 2021 and February 28, 2021	22	22
Paid-in capital	299,782	300,402
Retained earnings	151,622	148,906
Accumulated other comprehensive loss	(14,485)	(14,977)
Less: Treasury stock, at cost, 2,749,218 shares of Class A Common Stock at both May 31, 2021 and February 28, 2021	(23,918)	(23,918)
Less: Redeemable equity	(3,226)	(3,260)
Total VOXX International Corporation stockholders' equity	410,042	407,420
Non-controlling interest	(32,270)	(31,351)
Total stockholders' equity	377,772	376,069
Total liabilities, redeemable equity, and stockholders' equity	$525,838	$550,818

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	Three months ended, May 31,
	2021	2020
Net sales	$137,060	$71,987
Cost of sales	100,365	52,012
Gross profit	36,695	19,975
Operating expenses:
Selling	11,467	8,567
General and administrative	19,352	14,995
Engineering and technical support	6,232	4,485
Total operating expenses	37,051	28,047
Operating loss	(356)	(8,072)
Other (expense) income:
Interest and bank charges	(528)	(799)
Equity in income of equity investee	2,723	862
Other, net	442	685
Total other income, net	2,637	748
Income (loss) before income taxes	2,281	(7,324)
Income tax expense	484	1,781
Net income (loss)	1,797	(9,105)
Less: net loss attributable to non-controlling interest	(919)	(833)
Net income (loss) attributable to VOXX International Corporation	$2,716	$(8,272)
Other comprehensive income (loss):
Foreign currency translation adjustments	372	504
Derivatives designated for hedging	119	(177)
Pension plan adjustments	1	(14)
Other comprehensive income, net of tax	492	313
Comprehensive income (loss) attributable to VOXX International Corporation	$3,208	$(7,959)
Income (loss) per share - basic: Attributable to VOXX International Corporation	$0.11	$(0.34)
Income (loss) per share - diluted: Attributable to VOXX International Corporation	$0.11	$(0.34)
Weighted-average common shares outstanding (basic)	24,266,242	24,224,478
Weighted-average common shares outstanding (diluted)	24,925,974	24,224,478

Reconciliation of GAAP Net Income Attributable to

VOXX International Corporation to EBITDA and Adjusted EBITDA

(In thousands)

	Three months ended, May 31,
	2021	2020
Net income (loss) attributable to VOXX International Corporation	$2,716	$(8,272)
Adjustments:
Interest expense and bank charges (1)	372	661
Depreciation and amortization (1)	2,778	2,509
Income tax expense	484	1,781
EBITDA	6,350	(3,321)
Stock-based compensation	236	351
Acquisition costs	676	125
Professional fees related to distribution agreement with GalvanEyes LLC	325	—
Non-routine legal fees	686	82
Life insurance proceeds	—	(444)
Adjusted EBITDA	$8,273	$(3,207)

(1)

For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.